Exhibit 4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Pitney Bowes Inc. (“Pitney Bowes”, the “Company”, “we”, “our” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $1.00 per share (the “Common Stock”) and our 6.70% Notes Due 2043 (the “notes”). When we refer to “Pitney Bowes”, the “Company”, “we”, “our” and “us” in this exhibit, we mean only Pitney Bowes Inc., and not Pitney Bowes Inc. together with any of its subsidiaries, unless the context indicates or requires otherwise.

DESCRIPTION OF COMMON STOCK
The following summary description sets forth some of the general terms and provisions of the Common Stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the Common Stock, you should refer to the provisions of our restated certificate of incorporation (the “certificate of incorporation”) and our by-laws, as amended and restated, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.
General
Under the certificate of incorporation, the Company is authorized to issue up to 480,000,000 shares of Common Stock with a par value of $1.00 per share, 600,000 shares of cumulative preferred stock with a par value of $50.00 per share (the “preferred stock”) and 5,000,000 shares of preference stock without a par value (the “preference stock”). The shares of Common Stock currently outstanding are fully paid and nonassessable. As of January 31, 2025, there were 182,786,974 shares of Common Stock outstanding and no shares of preferred stock or preference stock outstanding. The Board of Directors has the authority to make, alter, amend or repeal the by-laws, subject to certain limitations set forth in the certificate of incorporation and the by-laws.
No Preemptive, Redemption or Conversion Rights
The Common Stock is not redeemable, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of the Company.

Voting Rights
Holders of shares of Common Stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of the Company. Holders of shares of Common Stock do not have cumulative voting rights.

Board of Directors
Our Board of Directors is not classified. Our by-laws establish that the size of the whole Board of Directors shall be not less than 3, with the exact number of directors to be fixed from time to time by a duly adopted resolution of the Board of Directors.
No Action by Stockholder Consent
The certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of stockholders of the Company from being taken by the written consent of stockholders without a meeting.
Power to Call Special Stockholder Meeting
Under Delaware law, a special meeting of stockholders may be called by our Board of Directors or by any other person authorized to do so in the certificate of incorporation or by-laws. Pursuant to our by-laws, special meetings of the stockholders may be called, for any purpose or purposes, only by the Board of Directors at any time pursuant to a resolution approved by the majority of the Board of Directors.
Advance Notice Requirements
Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of the Company before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals generally must be delivered no later than the 90th and no earlier than the 120th day before the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or 60 days after such anniversary, notice must be delivered no earlier than the 120th day before such annual meeting and no later than the latest of (i) the 90th day before such annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement is first made. The notice must contain certain information specified in the by-laws.
Dividend Rights
Subject to the preferences applicable to any outstanding shares of preferred stock or preference stock, the holders of Common Stock are entitled to receive dividends, if any, when and as declared, from time to time, by our Board of Directors out of the assets legally available therefor.
Liquidation, Dissolution or Similar Rights
Subject to the preferences applicable to any outstanding shares of preferred stock or preference stock, upon the dissolution, liquidation or winding up of the Company, the remainder of the assets of the Company shall be distributed ratably among the holders of the shares of Common Stock at the time outstanding.

DESCRIPTION OF THE NOTES
The following summary description sets forth some of the general terms and provisions of the notes. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the notes, you should refer to the provisions of the indenture dated as of February 14, 2005, as amended or supplemented from time to time (the “indenture”), between us and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee to Citibank, N.A., as trustee (the “trustee”), which has been filed as an exhibit to our registration statement on Form S-3 (File No. 333-151753) filed with the SEC on June 18, 2008.
General
As of December 31, 2024, there was $425 million total principal amount of the notes outstanding. We may, without the consent of the holders of the notes, issue additional senior debt securities having the same ranking and the same interest rate, maturity date and other terms as the notes. Any such additional senior debt securities, together with the notes currently outstanding, will constitute a single series of senior debt securities under the indenture.
The notes are our unsecured senior obligations and rank equally with all of our other unsubordinated debt. The notes do not constitute obligations of our subsidiaries. Creditors of our subsidiaries are entitled to a claim on the assets of those subsidiaries Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of notes, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the Company’s claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by the Company.
The notes will mature at 100% of their principal amount on March 7, 2043. However, we may redeem, or may be required to repurchase, the notes prior to their maturity at a redemption or repurchase price described below under “Optional Redemption” or “Change of Control Offer”, respectively. There is no sinking fund for the notes.
The notes have been issued only in minimum denominations of $25.00 or an integral multiple of $25.00 in excess thereof.
We will not pay any additional amounts to compensate any beneficial owner of notes for any United States tax withheld from payments of principal of or premium, if any, or interest on the notes.
The notes are subject to defeasance in the manner described under the heading “Defeasance” below.
Principal and interest is payable, and transfers of the notes may be registered, at the office or offices or agency we maintain for such purposes, provided that payment of interest on the notes will be paid at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. The notes have been issued as global debt securities. For more information, please refer to “Book-Entry Delivery and Form” below. DTC will be the depositary with respect to the notes. The notes have been issued as fully-registered securities in the name of Cede & Co., DTC’s nominee.
Interest
The notes bear interest from the most recent interest payment date (as defined below) on which we paid or provided for interest on the notes, at the rate of 6.70% per annum. We pay interest on each note quarterly in arrears on March 7, June 7, September 7 and December 7 of each year. We refer to each of these dates as an “interest payment date”. We pay interest on the notes on an interest payment date to the person in whose name that note was registered at the close of business on the date that is 15 calendar days immediately preceding an interest payment date, whether or not a business day, which we refer to herein as a “regular record date”. Interest on the notes is paid on the basis of a 360-day year comprised of twelve 30-day months.
In the event that an interest payment date, stated maturity date or date of earlier redemption or repurchase, as the case may be, is not a business day, we will pay interest on the next day that is a business day, with the same force and effect as if made on such interest payment date, stated maturity date or date of earlier redemption or repurchase, as the case may be, and without any interest or other payment with respect to the delay. For purposes of the notes, a “business day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.
Optional Redemption
We may redeem the notes at our option, in whole or in part in $25.00 increments, at any time or from time to time on or after March 7, 2018 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, on those notes to the redemption date; provided, however, that interest shall be payable on an interest payment date that falls on or before the redemption date to holders of notes on the regular record date for such interest payment date.
If we have given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date. We will give written notice of any redemption of any notes to holders of the notes to be redeemed at their addresses, as shown in the security register for the notes, at least 30 days and not more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the date fixed for redemption, the redemption price and the aggregate principal amount of the notes to be redeemed.
If we choose to redeem less than all of the notes, we will notify the trustee at least 60 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the applicable redemption date. The trustee will select, in such manner as it shall deem appropriate and fair, the notes to be redeemed in part.

Change of Control Offer
If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above under “Optional Redemption”, we will be required to make an offer (the “change of control offer”) to each holder of notes to repurchase all or any part (equal to a principal amount of $25.00 or an integral multiple of $25.00 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, on the notes to be repurchased to the date of repurchase (the “change of control payment”), subject to the rights of holders of the notes on a regular record date to receive interest due on the related interest payment date falling on or prior to the date of repurchase.
Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, we will mail a notice to holders of the notes, with a copy to the trustee, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date. In the event that such offer to purchase fails to satisfy the condition in the preceding sentence, we will cause another notice meeting the aforementioned requirements to be mailed to holders of the notes.
On the change of control payment date, we will, to the extent lawful:
•accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;
•    deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and
•    deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.
The paying agent will promptly transmit to each holder of properly tendered notes the change of control payment for the notes being repurchased, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unrepurchased portion, if any, of any notes surrendered; provided, that each new note will be in a principal amount of $25.00 or an integral multiple of $25.00 in excess thereof.
We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.
Upon the occurrence of a change of control triggering event, we may not have sufficient funds to repurchase the notes in the amount of the change of control payment in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.
We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.
For purposes of the change of control offer provisions of the notes, the following terms will be applicable:
“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than Pitney Bowes, any subsidiary or employee benefit plan of Pitney Bowes or employee benefit plan of any subsidiary of Pitney Bowes) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of Pitney Bowes or other voting stock into which the voting stock of Pitney Bowes is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of transactions approved by the board of directors of Pitney Bowes as part of a single plan, of 85% or more of the total consolidated assets of Pitney Bowes as shown on Pitney Bowes’s most recent audited balance sheet, to one or more “persons” (as that term is defined in the indenture) (other than Pitney Bowes or one of the subsidiaries of Pitney Bowes); or (3) the first day on which a majority of the members of the board of directors of Pitney Bowes are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) Pitney Bowes becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of Pitney Bowes immediately prior to that transaction or (B) immediately following that transaction, no person or group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.
“Change of control triggering event” means the occurrence of both a change of control and a rating event.
“Continuing directors” means, as of any date of determination, any member of the board of directors of Pitney Bowes who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of Pitney Bowes in which such member was named as a nominee for election as a director, without objection to such nomination).
“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Pitney Bowes.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available, in each case for reasons outside of the control of Pitney Bowes, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by Pitney Bowes (as certified by a resolution of the board of directors of Pitney Bowes) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or the intention of Pitney Bowes to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will be deemed not to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at Pitney Bowes’s or its request that the reduction was the result, in whole or in part, of any event or circumstance consisting of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Certain Covenants
Set forth below are certain covenants applicable to the notes. You can find the definitions of certain terms used in this section under “Certain Covenant Definitions”.

Limitation on Liens
So long as any of the notes remain outstanding, we will not, nor will we permit any Restricted Subsidiary to, issue, assume, guarantee or become liable for any Indebtedness if that Indebtedness is secured by a Mortgage upon any Principal Domestic Manufacturing Plant or upon any shares of stock or Indebtedness of any Restricted Subsidiary without in any such case effectively providing that the notes will be secured equally and ratably with (or prior to) that Indebtedness, except that the foregoing restrictions will not apply to:
•    Mortgages on property of any corporation existing at the time that corporation is acquired by us or a Restricted Subsidiary (including by way of merger or consolidation) or at the time of a sale, lease or other disposition of all or substantially all of the properties of a corporation to us or a Restricted Subsidiary, as long as any such Mortgage is not extended to cover any property previously owned by us or a Restricted Subsidiary;
•    Mortgages on property of a corporation existing at the time the corporation first becomes a Restricted Subsidiary;
•    Mortgages on any property existing on the date the notes are first issued under the indenture or when we acquired that property;
•    Mortgages securing any Indebtedness that a wholly-owned Restricted Subsidiary owes to us or another wholly-owned Restricted Subsidiary;
•    Mortgages that we enter into within specified time periods to finance the acquisition, repair, improvement or construction of any property;
•    mechanics’ liens, tax liens, liens in favor of a governmental body to secure progress payments or the acquisition of real or personal property from the governmental body, and other specified liens which were not incurred in connection with any borrowing of money, as long as we are contesting those liens in good faith or those liens do not materially impair the use of any Principal Domestic Manufacturing Plant;
•    Mortgages arising from any judgment, decree or order of a court in a pending proceeding;
•    any extension, renewal or replacement of any of the Mortgages described above, as long as the amount of Indebtedness secured does not exceed the amount originally secured plus any fees incurred in connection with the refinancing.
Notwithstanding the above, we may issue, assume, guarantee or become liable for, and may permit any Restricted Subsidiary to issue, assume, guarantee or become liable for, secured Indebtedness which would otherwise be subject to the foregoing restrictions, provided that the total of the aggregate amount of that Indebtedness then outstanding, excluding secured Indebtedness permitted under the foregoing exceptions, together with the aggregate amount of all Attributable Debt with respect to sale and leaseback transactions, does not exceed 15% of Consolidated Net Tangible Assets.
Limitation on Sales and Leasebacks
We will not, nor will we permit any Restricted Subsidiary to, enter into any sale and leaseback arrangement involving a Principal Domestic Manufacturing Plant which has a term of more than three years, except for sale and leaseback arrangements between us and a wholly-owned Restricted Subsidiary or between wholly-owned Restricted Subsidiaries, unless:
•    we enter into the sale and leaseback transaction within 180 days after the Principal Domestic Manufacturing Plant is acquired, constructed or placed into service by us;
•    the rent that we pay under the related lease is reimbursed under a contract between us or a Restricted Subsidiary and the United States government or one of its agencies or instrumentalities;
•    the aggregate amount of all Attributable Debt with respect to sale and leaseback transactions plus all Indebtedness secured by Mortgages on Principal Domestic Manufacturing Plants or upon shares of stock or Indebtedness of any Restricted Subsidiary (with the exception of secured Indebtedness which is excluded as described under “Limitation on Liens” above) does not exceed 15% of Consolidated Net Tangible Assets; or
•    we apply an amount equal to, in the case of a sale or transfer for cash, the lesser of the net proceeds of the sale or transfer of the Principal Domestic Manufacturing Plant and the net book value, or, in the case of a sale or transfer otherwise than for cash, the lesser of the fair market value of the Principal Domestic Manufacturing Plant and the net book value, within 180 days of the effective date of the sale and leaseback arrangement to the retirement of our or a Restricted Subsidiary’s unsubordinated Indebtedness, which may include the notes. However, we cannot satisfy this test by retiring Indebtedness that we were otherwise obligated to repay within the 180-day period.
Consolidation, Merger or Sale of Assets
We shall not consolidate or merge with or into any other corporation and shall not sell, lease or convey our assets as an entirety, or substantially as an entirety, to another corporation if, as a result of that action, any of our assets would become subject to a Mortgage, unless either:
•    that Mortgage could be created under the indenture without equally and ratably securing the notes; or
•    the notes will be secured equally and ratably with or prior to the Indebtedness secured by that Mortgage.
The indenture provides that we may consolidate with, sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation, if:
•    either we are the continuing corporation or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all the debt securities outstanding under the indenture, including the notes, according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by us; and
•    immediately after such merger, consolidation, sale, conveyance or lease, we or such successor corporation, as the case may be, is not in material default in the performance or observance of any such covenant or condition.

Certain Covenant Definitions
For purposes of the foregoing covenants applicable to the notes, the following terms will be applicable:
“Attributable Debt” in respect of a sale and leaseback arrangement means, at the time of determination, the lesser of:
•    the sale price of the Principal Domestic Manufacturing Plant to be leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease and the denominator of which is the base term of the lease; and
•    the total rental payments under the lease discounted to present value using an interest factor determined in accordance with generally accepted financial practice. However, if we cannot readily determine that interest factor, we will use an annual rate of 11%, compounded semi-annually. We will also exclude from rental payments any amounts paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which are not payments for property rights.
“Consolidated Net Tangible Assets” means as of any particular time, the aggregate amount of assets after deducting current liabilities, goodwill, patents, copyrights, trademarks, and other intangibles, in each case as shown on our most recent consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.
“Consolidated Net Worth” means the sum of (1) the par value of our capital stock, (2) our capital in excess of par value and (3) retained earnings, in each case as shown on our most recent consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.
“Indebtedness” means any notes, bonds, debentures or other similar indebtedness for money borrowed.
“Mortgage” means a mortgage, security interest, pledge or lien.
“Principal Domestic Manufacturing Plant” means any manufacturing or processing plant or warehouse (other than any plant or warehouse which, in the opinion of our board of directors, is not material to our total business), including land and fixtures, which is owned by us or a Subsidiary, located in the United States and has a gross book value (without deduction of any depreciation reserves) on the determination date of more than 1% of our Consolidated Net Worth.
“Restricted Subsidiary” means any Subsidiary of ours which
•    is organized under the laws of the United States or any state of the United States or the District of Columbia;
•    transacts all or a substantial part of its business in the United States; and
•    owns a Principal Domestic Manufacturing Plant.
However, “Restricted Subsidiary” does not include Pitney Bowes Credit Corporation or any other Subsidiary which

•    is primarily engaged in providing or obtaining financing for the sale or lease of products that we or our Subsidiaries sell or lease or is otherwise primarily engaged in the business of a finance company; or
•    is primarily engaged in the business of owning, developing or leasing real property other than a Principal Domestic Manufacturing Plant.
“Subsidiary” means any corporation of which at least a majority of the outstanding voting stock is owned by us, or by us and one or more Subsidiaries, or by one or more Subsidiaries.
Trustee, Paying Agent, Authenticating Agent and Registrar
The Bank of New York Mellon acts as trustee for the notes, which have been issued under the indenture. From time to time, we and some of our subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.
Notices
Any notices required to be given to the holders of the notes will be given to DTC.
Governing Law
The indenture and the notes are governed by, and will be construed in accordance with, New York law.
Book-Entry Delivery and Form
The notes have been issued in the form of one or more global securities that were deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co., DTC’s nominee.
Beneficial interests in the global securities are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or Euroclear. Investors may hold their interests in the global securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Notes represented by a global security can be exchanged for definitive securities in registered form only if:
•    DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•    at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act or other applicable law and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered or in good standing as a clearing agency; or
•    we determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision.
A global security that can be exchanged as described in the preceding paragraph will be exchanged for definitive securities of the same series and terms issued in authorized denominations in registered form for the same aggregate principal amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.
We will make principal, premium, if any, and interest payments on all notes represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:
•    any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global security;
•    any other aspect of the relationship between DTC and its participants or the relationship between those participants, and the owners of beneficial interests in a global security held through those participants, or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.
DTC has advised us that its practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name”, and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.
So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global security for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving payments on their notes since payments will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.
We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.
Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.
Redemption notices shall be sent to DTC or its nominee, Cede & Co. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such notes to be redeemed.
A beneficial owner will be required to give notice of any option to elect to have its notes repurchased by us, through its participant, to the trustee, and will effect delivery of those notes by causing the direct participant to transfer the participant’s interest in the global security representing those notes, on DTC’s records, to the trustee. The requirement for physical delivery of notes in connection with a demand for repurchase will be deemed satisfied when the ownership rights in the global security representing those notes are transferred by direct participants on DTC’s records.
Payments in respect of the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from an issuer or agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with notes held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participant and not of DTC, the agent, or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
The indenture does not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. The indenture does not limit the amount of other indebtedness or securities that we may issue.
The indenture requires the annual filing by the Company with the trustee of a certificate as to compliance with certain covenants contained in the indenture.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase notes at the option of the holders thereof.
Except as described herein, there are no covenants or provisions contained in the indenture that may afford the holders of the notes protection in the event that we enter into a highly-leveraged transaction.
Events of Default
An Event of Default with respect to the debt securities of any series issued under the indenture, including the notes, is defined as:
•    default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;
•    default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise;
•    default in the performance, or breach, of any other covenant or warranty contained in the debt securities of such series or set forth in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after due notice by the trustee or by the holders of at least 25% in principal amount of the outstanding securities of such series; or
•    certain events of bankruptcy, insolvency or reorganization of the Company.
The indenture provides that the trustee shall notify the holders of debt securities of each series of any continuing default known to the trustee which has occurred with respect to such series within 90 days after the occurrence thereof. The indenture provides that, notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest, if any, on any of the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.
The indenture provides that if an Event of Default with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately, but upon certain conditions such declaration may be annulled. Any past defaults and the consequences thereof, except a default in the payment of principal of or interest, if any, on debt securities of such series, may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default with respect to any series of debt securities shall occur and be continuing, the trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the indentures at the request or direction of any of the holders of such series, unless such holders shall have offered to such trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the debt securities of each series affected and then outstanding shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction which is in conflict with any law or the indenture and subject to certain other limitations.
No holder of any debt security of any series will have any right under the indenture to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of an Event of Default with respect to debt securities of such series and unless the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series also shall have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding, and the trustee shall have failed to institute the proceeding within 60 days after its receipt of such request, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request. However, the right of a holder of any debt security to receive payment of the principal of and interest, if any, on such debt security on or after the due dates expressed in such debt security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.
Merger
The indenture provides that the Company may consolidate with, sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if:
•    either the Company is the continuing corporation or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities outstanding under the indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by the Company; and
•    immediately after such merger, consolidation, sale, conveyance or lease, the Company or such successor corporation, as the case may be, is not in material default in the performance or observance of any such covenant or condition.
Satisfaction and Discharge of Indentures
The indenture with respect to any series of debt securities—except for certain specified surviving obligations including the Company’s obligation to pay the principal of and interest on the debt securities of such series—will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all the debt securities of such series or the deposit with the trustee under the indenture of cash or appropriate government obligations or a combination thereof sufficient for such payment or redemption in accordance with the indenture and the terms of the debt securities of such series.

Modification of the Indentures
The indenture contains provisions permitting the Company and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series at the time outstanding under the indenture affected thereby, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the indenture or any supplemental indenture or modifying in any manner the rights of the holders of the debt securities of each such series. No such supplemental indenture, however, may:
•    extend the final maturity date of any debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of debt securities to institute suit for payment thereof or, if the debt securities provide therefor, any right of repayment at the option of the holders of the debt securities, without the consent of the holder of each debt security so affected;
•    reduce the aforesaid percentage of debt securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all debt securities of such series so affected; or
•    reduce the amount of principal payable upon acceleration of the maturity date of any original issue discount security.
Additionally, in certain circumstances prescribed in the indenture, the Company and the trustee may execute supplemental indentures without the consent of the holders of debt securities.
Defeasance
The indenture provides, if such provision is made applicable to the debt securities of any series, that the Company may elect to terminate, and be deemed to have satisfied and to be discharged from, all its obligations with respect to such series of debt securities— except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, to compensate and indemnify the trustee and to pay or cause to be paid the principal of, and interest, if any, on all debt securities of such series when due—upon the deposit with the trustee, in trust for such purpose, of funds or government obligations which through the payment of principal and interest in accordance with their terms will provide funds in an amount sufficient, in the opinion of a nationally recognized independent registered public accounting firm, to pay the principal of and premium and interest, if any, on the outstanding debt securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. We call this termination, satisfaction and discharge “defeasance.” Such a trust may be established only if, among other things:
•    the Company has delivered to the trustee an opinion of counsel with regard to certain matters, including an opinion to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and which opinion of counsel must be based upon:
•    a ruling of the U.S. Internal Revenue Service to the same effect; or
•    a change in applicable U.S. federal income tax law after the date of the indenture such that a ruling is no longer required;
•    no Event of Default shall have occurred or be continuing; and
•    such deposit shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound.